AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of the 20th day of October, 2006

AMONG:

ALTON VENTURES, INC., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at 12880 Railway Avenue, Unit 35, Richmond, British Columbia V7E 6G4

(“Alton”)

AND:

ARKANOVA ACQUISITION CORP., a body corporate formed pursuant to the laws of the State of Delaware and a wholly owned subsidiary of Alton

(the "Acquirer")

AND:

ARKANOVA ENERGY, INC., a body corporate formed pursuant to the laws of the State of Delaware and having an office for business located at Suite 1650, 200 Burrard Street, Vancouver, British Columbia V6C 3L6

("Arkanova")

WHEREAS:

A.                Arkanova has acquired, or is in the process of acquiring, leases of the mineral rights in 50,000 acres, more or less, of prospective oil and gas lands located in Phillips and Monroe Counties, Arkansas;

B.                Alton is engaged in the business of exploring for and developing mineral properties, and is a reporting company whose common stock is quoted on the OTC Bulletin Board;

C.                The respective Boards of Directors of Alton, Arkanova and the Acquirer deem it advisable and in the best interests of Alton, Arkanova and the Acquirer that Arkanova merge with and into the Acquirer (the "Merger") pursuant to this Agreement and the Certificate of Merger, and the applicable provisions of the laws of the State of Delaware; and

D.                It is intended that the Merger shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1             In this Agreement the following terms will have the following meanings:

(a)

“Acquisition Shares” means the 13,000,000 Alton Common Shares (issued after the Stock Split has been effected) to be issued to the Arkanova Shareholders at Closing pursuant to the terms of the Merger, subject to adjustment as provided for in Article 2 hereof;

(b)	“Agreement” means this agreement and plan of merger among Alton, the Acquirer and Arkanova;

(c)

“Alton Accounts Payable and Liabilities” means all accounts payable and liabilities of Alton due and owing or otherwise constituting a binding obligation of Alton (other than an Alton Material Contract) as of September 30, 2006 as set forth in Schedule “A” hereto;

(d)	“Alton Accounts Receivable” means all accounts receivable and other debts owing to Alton as of September 30, 2006 as set forth in Schedule “B” hereto;

(e)

“Alton Assets” means the undertaking and all the property and assets of the Alton Business of every kind and description wheresoever situated including, without limitation, Alton Material Contracts, Alton Accounts Receivable, Alton Cash, Alton Intangible Assets and Alton Goodwill, and all credit cards, charge cards and banking cards issued to Alton;

(f)	“Alton Bank Accounts” means all of the bank accounts, lock boxes and safety deposit boxes of Alton or relating to the Alton Business as set forth in Schedule “C” hereto;

(g)	“Alton Business” means all aspects of any business conducted by Alton;

(h)	“Alton Cash” means all cash on hand or on deposit to the credit of Alton on the Closing Date;

(i)	“Alton Common Shares” means the shares of common stock in the capital of Alton;

(j)	“Alton Debt to Related Parties” means the debts owed by Alton to any affiliate, director or officer of Alton as described in Schedule “D” hereto;

(k)

“Alton Financial Statements” means the financial statements of Alton for the two year periods ended June 30, 2006 and 2005, together with the unqualified auditors report thereon, prepared in accordance with Item 310 of Regulation SB, a true copy of which is attached hereto as Schedule “E”;

(l)

“Alton Goodwill” means the goodwill of the Alton Business including the right to all corporate, operating and trade names associated with the Alton Business, or any variations of such names as part of or in connection with the Alton Business, all books and records and other information relating to the Alton Business, all necessary licenses and authorizations and any other rights used in connection with the Alton Business;

(m)

“Alton Intangible Assets" means all of the intangible assets of Alton, including, without limitation, Alton Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of Alton;

(n)

“Alton Material Contracts” means the burden and benefit of and the right, title and interest of Alton in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which Alton is entitled whereunder Alton is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice, and those contracts listed in Schedule “F” hereto;

(o)

“Arkanova Accounts Payable and Liabilities” means all accounts payable and liabilities of Arkanova due and owing or otherwise constituting a binding obligation of Arkanova (other than an Arkanova Material Contract) as of September 30, 2006 as set forth in Schedule “G” attached hereto;

(p)	“Arkanova Accounts Receivable” means all accounts receivable and other debts owing to Arkanova as of September 30, 2006 as set forth in Schedule “H” attached hereto;

(q)

“Arkanova Assets“ means the undertaking and all the property and assets of the Arkanova Business of every kind and description wheresoever situated including, without limitation, Arkanova Material Contracts, Arkanova Cash, Arkanova Intangible Assets and Arkanova Goodwill;

(r)	“Arkanova Bank Accounts” means all of the bank accounts, lock boxes and safety deposit boxes of Arkanova or relating to the Arkanova Business as set forth in Schedule “I” attached hereto;

(s)	“Arkanova Business” means all aspects of the business conducted by Arkanova;

(t)	“Arkanova Cash” means all cash on hand or on deposit to the credit of Arkanova on the Closing Date;

(u)	“Arkanova Debt to Related Parties” means the debts owed by Arkanova to any affiliate, director or officer of Arkanova as described in Schedule “J” attached hereto;

(v)

“Arkanova Financial Statements” means the unaudited, management prepared financial statements of Arkanova for the period from inception (June 15, 2006) to September 30, 2006 attached hereto as Schedule “K”;

(w)

“Arkanova Goodwill” means the goodwill of the Arkanova Business together with the exclusive right of Alton to represent itself as carrying on the Arkanova Business in succession of Arkanova subject to the terms hereof, and the right to use any words indicating that the Arkanova Business is so carried on including the right to use the name "Arkanova” or “Arkanova International" or any variation thereof as part of the name of or in connection with the Arkanova Business or any part thereof carried on or to be carried on by Arkanova, the right to all corporate, operating and trade names associated with the Arkanova Business, or any variations of such names as part of or in connection with the Arkanova Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the Arkanova Business, all necessary licenses and authorizations and any other rights used in connection with the Arkanova Business;

(x)

“Arkanova Intangible Assets” means all of the intangible assets of Arkanova including, without limitation, Arkanova Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of Arkanova;

(y)

“Arkanova Material Contracts” means the burden and benefit of and the right, title and interest of Arkanova in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which Arkanova is entitled in connection with the Arkanova Business whereunder Arkanova is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice, and those contracts listed in Schedule “L” attached hereto;

(z)	“Arkanova Shareholders” means the shareholders of Arkanova immediately prior to the Effective Time of the Merger;

(aa)	“Arkanova Shares” means all of the issued and outstanding shares of Arkanova's equity stock;

(bb)

“Audited Arkanova Financial Statements” means the financial statements of Arkanova for the period from inception (June 15, 2006) to September 30, 2006, together with the unqualified auditors report thereon, prepared in accordance with Item 310 of Regulation SB, and which are to be delivered by Arkanova to Alton pursuant to the terms hereof;

(cc)	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 10 hereof;

(dd)	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

(ee)

“Effective Time” means the date of the filing of an appropriate Certificate of Merger in the form required by the State of Delaware, which certificate shall provide that the Merger shall become effective upon such filing;

(ff)	“Federal Income Tax Returns” means the tax returns of Alton for the fiscal years from inception to June 30. 2006 to be filed with the United States Internal Revenue Service prior to the Closing Date;

(gg)

“Material Adverse Effect” in relation to any event or change, means an effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of a Party, considered as a whole, provided that a Material Adverse Effect will not include an adverse effect: (i) that relates to or arises out of a matter that has been publicly disclosed or otherwise disclosed in writing to Alton or Arkanova, as applicable, prior to such Party entering into this Agreement; (ii) that relates to or arises out of conditions affecting the natural resource extraction and/or production industry as a whole; (iii) that relates to or arises out of general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or elsewhere; (iv) that relates to or arises out of any change in the market price of natural gas, gold, silver or other commodities; or (v) that relates to any change the occurrence of which is reasonably attributable to this Agreement or the performance of any transaction contemplated herein;

(hh)	“Merger” means the merger, at the Effective Time, of Arkanova and the Acquirer pursuant to this Agreement and Plan of Merger;

(ii)	“Merger Consideration” means the Acquisition Shares;

(jj)	“Party” means any of the parties to this Agreement;

(kk)	“Place of Closing” means the offices of Clark Wilson LLP, or such other place as Alton and Arkanova may mutually agree upon;

(ll)	“Placement” means the financing of Alton in the minimum amount of $5,000,000 pursuant to the form of subscription attached hereto as Schedule “M”;

(mm)	“Placement Memorandum” means the private placement memorandum for the Placement, to be jointly prepared by Alton and Arkanova, which describes the respective business and the affairs of each;

(nn)	“State Corporation Law” means the General Corporation Law of the State of Delaware;

(oo)	“Stock Split” has the meaning ascribed in Paragraph 7.3(l) hereof; and

(pp)	“Surviving Company” means the Acquirer following the merger with Arkanova.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers

1.2             The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Section References and Schedules

1.3             Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement. The Schedules to this Agreement are as follows:

Information concerning Alton

Schedule “A”	Alton Accounts Payable and Liabilities
Schedule “B”	Alton Accounts Receivable
Schedule “C”	Alton Bank Accounts
Schedule “D”	Alton Debts to Related Parties
Schedule “E”	Alton Financial Statements
Schedule “F”	Alton Material Contracts

Information concerning Arkanova

Schedule “G”	Arkanova Accounts Payable and Liabilities
Schedule “H”	Arkanova Accounts Receivable
Schedule “I”	Arkanova Bank Accounts
Schedule “J”	Arkanova Debts to Related Parties
Schedule “K”	Arkanova Financial Statements
Schedule “L”	Arkanova Material Contracts

Agreements

Schedule “M”	Subscription Agreement
Schedule “N”	Return to Treasury Agreement
Schedule “O”	Registration Rights Agreement

Certificates

Schedule “P”	Certificate of Arkanova Shareholders resident in the U.S.
Schedule “Q”	Certificate of Arkanova Shareholders resident outside the U.S.

Severability of Clauses

1.4             If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2
THE MERGER

The Merger

2.1             At Closing, Arkanova shall be merged with and into the Acquirer pursuant to this Agreement and Plan of Merger and the separate corporate existence of Arkanova shall cease and the Acquirer, as it exists from and after the Closing, shall be the Surviving Company.

Effect of the Merger

2.2             The Merger shall have the effect provided therefor by the State Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at Closing (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to Arkanova or the Acquirer, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of Arkanova and the Acquirer, as a group, and (ii) all debts, liabilities, duties and obligations of Arkanova and the Acquirer, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of Arkanova and the Acquirer, as a group, and neither the rights of creditors nor any liens upon the property of Arkanova or the Acquirer, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

Certificate of Incorporation; Bylaws; Directors and Officers

2.3             The Certificate of Incorporation of the Surviving Company from and after the Closing shall be the Certificate of Incorporation of the Acquirer until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the State Corporation Law. The Bylaws of the Surviving Company from and after the Closing shall be the Bylaws of the Acquirer as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Certificate of Incorporation of the Surviving Company and as provided by the State Corporation Law.

The Directors of Arkanova at the Effective Time shall be the Directors of the Surviving Company after the Closing.

Conversion of Securities

2.4             At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer, Arkanova or the Arkanova Shareholders, the shares of capital stock of each of Arkanova and the Acquirer shall be converted as follows:

(a)

Capital Stock of the Acquirer. Each issued and outstanding share of the Acquirer's capital stock shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company. Each stock certificate of the Acquirer evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

(b)

Conversion of Arkanova Shares. Each Arkanova Share that is issued and outstanding at the Effective Time shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time and in the amounts described in this Agreement an amount of Acquisition Shares equal to the number of Acquisition Shares divided by the number of Arkanova Shares outstanding immediately prior to Closing. All such Arkanova Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

Issuance of Additional Alton Shares

2.5             In the event that Alton, during the twenty-four (24) month period following the Effective Date, issues or agrees to issue shares of its then authorized common stock, or issues or agrees to issue options, warrants or other rights to acquire shares of its then authorized common stock, at an effective price per share which is less than $0.80 per Alton Common Share (as adjusted for any stock dividends, share splits, consolidations or recapitalizations, other than the Stock Split), then the Arkanova Shareholders, on a pro rata basis, shall be entitled to receive that number of additional Alton Common Shares equal to the difference between $0.80 and the price at which the new shares are issued (or the exercise price of the options, warrants or other rights to acquire shares, as the case may be) multiplied by 13,000,000. All shares to be issued pursuant to this Section 2.5 shall be validly issued and outstanding as fully paid and non-assessable shares and shall be transferable upon the books of Alton, in all cases subject to the provisions and restrictions of all applicable securities laws.

Adherence with Applicable Securities Laws

2.6             The Arkanova Shareholders are acquiring the Acquisition Shares for investment purposes and may not offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended) directly or indirectly unless:

(a)	the sale is to Alton;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933,as amended, provided by Rule 144 thereunder; or

(c)	the Acquisition Shares are sold in a transaction that does not require registration under the Securities Act of 1933, as amended, or any applicable United States state laws and regulations governing the offer and sale of securities, and the Arkanova Shareholder has furnished to Alton an opinion of counsel to that effect or such other written opinion as may be reasonably required by Alton.

               Certificates representing the Acquisition Shares issued to the Arkanova Shareholders resident in the United States shall bear the following legend:

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

               Certificates representing the Acquisition Shares issued to the Arkanova Shareholders resident outside the United States shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ALTON

Representations and Warranties

3.1             Alton hereby represents and warrants in all material respects to Arkanova and the Arkanova Shareholders, with the intent that Arkanova and the Arkanova Shareholders will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

Alton - Corporate Status and Capacity

(a)

Incorporation. Alton is a corporation duly incorporated and validly subsisting under the laws of the State of Nevada, and is in good standing with the office of the Secretary of State for the State of Nevada;

(b)

Carrying on Business. Alton conducts the business described in its filings with the Securities and Exchange Commission and does not conduct any other business. Alton is registered, licensed or otherwise qualified as to carry on business in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, except where the failure to be so registered, licensed or otherwise qualified does not, nor is reasonably expected to, have a Material Adverse Effect;

(c)	Corporate Capacity. Alton has the corporate power, capacity and authority to own the Alton Assets and to enter into and complete this Agreement;

(d)

Reporting Status; Listing. Alton is required to file current reports with the Securities and Exchange Commission pursuant to section 12(g) of the Securities Exchange Act of 1934, the Alton Common Shares are quoted on the OTC Bulletin Board, and all reports required to be filed by Alton with the Securities and Exchange Commission or NASD have been timely filed;

Acquirer - Corporate Status and Capacity

(e)

Incorporation. The Acquirer is a corporation duly incorporated and validly subsisting under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

(f)

Carrying on Business. Other than corporate formation and organization, the Acquirer has not carried on business activities of any nature whatsoever, other than the negotiation, authorization and execution of the Agreement;

(g)	Corporate Capacity. The Acquirer has the corporate power, capacity and authority to enter into and complete this Agreement;

Alton - Capitalization

(h)

Authorized Capital. Prior to the Stock Split, the authorized capital of Alton consists of 500,000,000 Alton Common Shares, $0.001 par value of which 10,810,000 Alton Common Shares are presently issued and outstanding;

(i)	No Option, Warrant or Other Right. No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement,

option, warrant or right for the acquisition of Alton Common Shares or for the purchase, subscription or issuance of any of the unissued shares in the capital of Alton;

Acquirer Capitalization

(j)	Authorized Capital. The authorized capital of the Acquirer consists of 25,000,000 shares of common stock, $0.001 par value, of which 1 share of common stock is presently issued and outstanding;

(k)

No Option, Warrant or Other Right. No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of any common or preferred shares in the Acquirer or for the purchase, subscription or issuance of any of the unissued shares in the capital of Acquirer;

Alton - Records and Financial Statements

(l)

Charter Documents. The charter documents of Alton and the Acquirer have not been altered since the incorporation of each, respectively, except as filed in the record books of Alton or the Acquirer, as the case may be;

(m)

Corporate Minute Books. The corporate minute books of Alton are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by Alton which required director or shareholder approval are reflected on the corporate minute books of Alton. Alton is not in violation or breach of, or in default with respect to, any term of their respective Certificates of Incorporation (or other charter documents) or by-laws.

(n)

Alton Financial Statements. The Alton Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Alton as of the respective dates thereof, and the sales and earnings of the Alton Business during the periods covered thereby, in all material respects, and have been prepared in substantial accordance with United States generally accepted accounting principles consistently applied and the requirements of Item 310 of Regulation SB as promulgated by the Securities and Exchange Commission;

(o)

Alton Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of Alton which are not disclosed in Schedule “A” hereto or reflected in the Alton Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and the Alton Financial Statements, and Alton has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of Alton as of September 30, 2006 are described in Schedule “A” hereto;

(p)

Alton Accounts Receivable. All the Alton Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of Alton, any claim by the obligor for set-off or counterclaim. Without limiting the generality of the foregoing, all accounts receivable of Alton as of September 30, 2006, are described in Schedule “B” hereto;

(q)

Alton Bank Accounts. All of the Alton Bank Accounts, their location, numbers and the authorized signatories thereto as at the date hereof and as at the Closing Date, as well as their balances as at the date hereof, are as set forth in Schedule “C” hereto;

(r)	No Debt to Related Parties. Except as disclosed in Schedule “D” hereto, Alton is not, and on Closing will not be, indebted to any affiliate, director or officer of Alton except accounts payable on account of bona fide business transactions of Alton incurred in normal course of the Alton Business, including employment agreements, none of which are more than 30 days in arrears;

(s)	No Related Party Debt to Alton. No director or officer or affiliate of Alton is now indebted to or under any financial obligation to Alton on any account whatsoever;

(t)	No Dividends. No dividends or other distributions on any shares in the capital of Alton have been made, declared or authorized since the date of the Alton Financial Statements;

(u)

No Payments. No payments of any kind have been made or authorized since the date of the Alton Financial Statements to or on behalf of officers, directors, shareholders or employees of Alton or under any management agreements with Alton;

(v)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Alton;

(w)	No Adverse Events. Since the date of the Alton Financial Statements:

(i)

there has not been any material adverse change in the financial position or condition of Alton, its liabilities or the Alton Assets or any damage, loss or other change in circumstances materially affecting Alton, the Alton Business or the Alton Assets or Alton’s right to carry on the Alton Business, other than changes in the ordinary course of business,

	(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting Alton, the Alton Business or the Alton Assets,

(iii)

there has not been any material increase in the compensation payable or to become payable by Alton to any of Alton’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

	(iv)	the Alton Business has been and continues to be carried on in the ordinary course,

	(v)	Alton has not waived or surrendered any right of material value,

	(vi)	Alton has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

	(vii)	no capital expenditures in excess of $5,000 individually or $10,000 in total have been authorized or made.

Alton - Income Tax Matters

(x)

Tax Returns. To Alton’s knowledge, all tax returns and reports of Alton required by law to be filed (other than the Federal Income Tax Returns) have been filed, and all tax returns and reports of Alton required by law to be filed are, and the Federal Income Tax Returns will be, when filed, true, complete and correct. To Alton’s knowledge, any taxes payable in accordance with any return filed or to be filed prior to the Closing Date by Alton or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

(y)

Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by Alton. Alton is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

Alton - Applicable Laws and Legal Matters

(z)

Licenses. Alton holds all licenses and permits as may be requisite for carrying on the Alton Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a Material Adverse Effect;

(aa)

Applicable Laws. Alton has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it the violation of which would have a Material Adverse Effect on the Alton Business, and to Alton’s knowledge, Alton is not in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the Alton Business;

(bb)

Pending or Threatened Litigation. There is no litigation or administrative or governmental proceeding pending or threatened against or relating to Alton, the Alton Business, or any of the Alton Assets nor does Alton have any knowledge of any deliberate act or omission of Alton that would form any basis for any such action or proceeding;

(cc)

No Bankruptcy. Alton has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Alton and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of Alton;

(dd)

Labor Matters. Alton is not party to any collective agreement relating to the Alton Business with any labor union or other association of employees and no part of the Alton Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of Alton, has made any attempt in that regard;

(ee)

Finder's Fees. Alton is not party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(ff)

Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Alton and the Acquirer;

(gg)	No Violation or Breach. The execution and performance of this Agreement will not:

	(i)	violate the charter documents of Alton or the Acquirer or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which Alton is party,

	(ii)	give any person any right to terminate or cancel any agreement including, without limitation, the Alton Material Contracts, or any right or rights enjoyed by Alton,

	(iii)	result in any alteration of Alton’s obligations under any agreement to which Alton is a party including, without limitation, the Alton Material Contracts,

	(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Alton Assets,

	(v)	result in the imposition of any tax liability to Alton relating to the Alton Assets, or

	(vi)	violate any court order or decree to which Alton is subject;

The Alton Assets - Ownership and Condition

(hh)

Business Assets. The Alton Assets comprise all of the property and assets of the Alton Business, and no other person, firm or corporation owns any assets used by Alton in operating the Alton Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in Schedules “D” or “F” hereto;

(ii)

Title. Alton is the legal and beneficial owner of the Alton Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in Schedules “D” or “F” hereto;

(jj)	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the Alton Assets;

(kk)	Alton Material Contracts. The Alton Material Contracts listed in Schedule “F” constitute all of the material contracts of Alton;

(ll)

No Default. There has not been any default in any material obligation of Alton or any other party to be performed under any of the Alton Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in Schedule “F” hereto), and Alton is not aware of any default in the obligations of any other party to any of the Alton Material Contracts;

(mm)

No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of Alton. Alton is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

Alton Assets - Alton Goodwill and Other Assets

(nn)

Alton Goodwill. Alton does not carry on the Alton Business under any other business or trade names. Alton does not have any knowledge of any infringement by Alton of any patent, trademarks, copyright or trade secret;

The Alton Business

(oo)	Maintenance of Business. Since the date of the Alton Financial Statements, Alton has not entered into any material agreement or commitment except in the ordinary course and as disclosed herein;

(pp)

Subsidiaries. Except for the Acquirer, Alton does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm;

Alton - Acquisition Shares

(qq)

Acquisition Shares. The Acquisition Shares when delivered to the holders of Arkanova Shares pursuant to the Merger shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of Alton, in all cases subject to the provisions and restrictions of all applicable securities laws; and

Placement Memorandum

(rr)	The Placement Memorandum shall contain true plain disclosure of all material facts concerning Alton, the Alton Business and the terms and conditions of this Agreement.

Non-Merger and Survival

3.2             The representations and warranties of Alton contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Arkanova or the Arkanova Shareholders, the representations and warranties of Alton shall survive the Closing for a period of two (2) years.

Indemnity

3.3             Alton agrees to indemnify and save harmless Arkanova from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of Alton to defend any such claim), resulting from the breach by it of any representation or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Alton to Arkanova or the Arkanova Shareholders hereunder.

ARTICLE 4
COVENANTS OF ALTON

Covenants

4.1             Alton covenants and agrees with Arkanova that it will:

(a)

Conduct of Business. Until the Closing, conduct the Alton Business diligently and in the ordinary course consistent with the manner in which the Alton Business generally has been operated up to the date of execution of this Agreement;

(b)

Preservation of Business. Until the Closing, use its best efforts to preserve the Alton Business and the Alton Assets and, without limitation, preserve for Arkanova Alton’s relationships with any third party having business relations with it;

(c)

Access. Until the Closing, give Arkanova and its representatives full access to all of the properties, books, contracts, commitments and records of Alton, and furnish to Arkanova and its representatives all such information as they may reasonably request;

(d)

Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the Alton Assets notwithstanding the change in control of Arkanova arising from the Merger;

(e)

Placement Memorandum. Alton shall prepare a private placement memorandum for the Placement, in form and substance reasonably acceptable to Arkanova, describing the business and affairs of Alton and Arkanova, the terms of this Agreement, and all other disclosure matters as are customary;

(f)	No Reverse Stock Splits. Other than the Stock Split, not take any action to effect a reverse stock split of the capital of Alton for a period of twenty-four (24) months following the Closing;

(g)

Maintain Quotation. For a period of five (5) years from the Closing Date, maintain the quotation of the Alton Common Shares on the OTC Bulletin Board, unless and until the Alton Common Shares are listed or quoted on another, more senior exchange or quotation system; and

(h)

1934 Act Reports. For a period of five (5) years from the Closing Date, take all such steps as are necessary to continue to discharge all reporting obligations imposed upon it by the Securities Exchange Act of 1934.

Authorization

4.2             Alton hereby agrees to authorize and direct any and all federal, provincial, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting Alton to release any and all information in their possession respecting Alton to Arkanova. Alton shall promptly execute and deliver to Arkanova any and all consents to the release of information and specific authorizations which Arkanova reasonably requires to gain access to any and all such information.

Survival

4.3             The covenants set forth in this Article shall survive the Closing for the benefit of Arkanova.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ARKANOVA

Representations and Warranties

5.1             Arkanova hereby represents and warrants in all material respects to Alton, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

Arkanova - Corporate Status and Capacity

(a)

Incorporation. Arkanova is a corporation duly incorporated and validly subsisting under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

(b)

Carrying on Business. Arkanova was formed in June 2006 for the sole purpose of evaluating and acquiring (i) leases of the mineral rights in 50,000 acres, more or less, of prospective oil and gas lands located in Phillips and Monroe Counties, Arkansas, and (ii) an option to acquire leases of the mineral rights in 15,000 additional acres, more or less, of prospective oil and gas lands located in Deshea County, Arkansas. Since the date of its inception, other than in connection with this Agreement, Arkanova has conducted no business or operations other than as set forth above. Arkanova is registered, licensed or otherwise qualified as to carry on business in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, except where the failure to be so registered, licensed or otherwise qualified does not, nor is reasonably expected to, have a Material Adverse Effect;

(c)	Corporate Capacity. Arkanova has the corporate power, capacity and authority to enter into and complete this Agreement;

Arkanova - Capitalization

(d)	Authorized Capital. The authorized capital of Arkanova consists of 20,000,000 shares of common stock, $.001 par value per share;

(e)

Ownership of Arkanova Shares. The issued and outstanding share capital of Arkanova will on Closing consist of 13,000,000 common shares (being the Arkanova Shares), which shares on Closing shall be validly issued and outstanding as fully paid and non- assessable shares;

(f)

No Option, Warrant or Other Right. No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the purchase, subscription or issuance of any of the unissued shares in the capital of Arkanova;

(g)	No Restrictions. There are no restrictions on the transfer, sale or other disposition of Arkanova Shares contained in the charter documents of Arkanova;

Arkanova - Records and Financial Statements

(h)	Charter Documents. The charter documents of Arkanova have not been altered since its incorporation date, except as filed in the record books of Arkanova;

(i)

Corporate Minute Book. The corporate minute books of Arkanova are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by Arkanova which required director or shareholder approval are reflected on the corporate minute books of Arkanova. Arkanova is not in violation or breach of, or in default with respect to, any term of its Certificate of Incorporation (or other charter documents) or by-laws;

(j)	Arkanova Financial Statements. The Arkanova Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Arkanova as of the date thereof, and the expenses of the Arkanova Business during the period covered thereby, in all material respects, and have been prepared in substantial accordance with United States generally accepted accounting principles consistently applied, and the Audited Arkanova Financial Statements, when delivered, will present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Arkanova as of the respective dates thereof, and the expenses of the Arkanova Business during the period covered thereby, in all material respects, and will have been prepared in substantial accordance with United States generally accepted accounting principles consistently applied and the requirements of Item 310 of Regulation SB as promulgated by the Securities and Exchange Commission;

(k)

Arkanova Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of Arkanova which are not disclosed in Schedule “G” hereto or reflected in the Arkanova Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and financial statements, and Arkanova has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of Arkanova as of September 30, 2006 are described in Schedule “G” hereto;

(l)

Arkanova Accounts Receivable. All the Arkanova Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of Arkanova, any claim by the obligor for set-off or counterclaim. Without limiting the generality of the foregoing, all accounts receivable of Arkanova as of September 30, 2006, are described in Schedule “H” hereto;

(m)

Arkanova Bank Accounts. All of the Arkanova Bank Accounts, their location, numbers and the authorized signatories thereof, as well as their balances as at the date hereof, are as set forth in Schedule “I” hereto;

(n)

No Debt to Related Parties. Except as disclosed in the Schedule “J” attached hereto, Arkanova will on Closing not be indebted to any affiliate, director, officer or shareholder of Arkanova except accounts payable on account of bona fide business transactions of Arkanova incurred in normal course of Arkanova Business, including employment agreements, none of which are more than 30 days in arrears;

(o)

No Related Party Debt to Arkanova. No director, officer or affiliate of Arkanova is now indebted to or under any financial obligation to Arkanova on any account whatsoever, except for advances on account of travel and other expenses not exceeding $10,000 in total;

(p)	No Dividends. No dividends or other distributions on any shares in the capital of Arkanova have been made, declared or authorized since the date of the Arkanova Financial Statements;

(q)

No Payments. No payments of any kind have been made or authorized since the date of the Arkanova Financial Statements to or on behalf of officers, directors, shareholders or employees of Arkanova or under any management agreements with Arkanova, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

(r)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Arkanova;

(s)	No Adverse Events. Since the date of the Arkanova Financial Statements:

(i)

there has not been any material adverse change in the consolidated financial position or condition of Arkanova, its liabilities or the Arkanova Assets or any damage, loss or other change in circumstances materially affecting Arkanova, the Arkanova Business or the Arkanova Assets or Arkanova’s right to carry on the Arkanova Business, other than changes in the ordinary course of business,

	(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting Arkanova the Arkanova Business or the Arkanova Assets,

(iii)

there has not been any material increase in the compensation payable or to become payable by Arkanova to any of Arkanova's officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

	(iv)	the Arkanova Business has been and continues to be carried on in the ordinary course,

	(v)	Arkanova has not waived or surrendered any right of material value,

	(vi)	Arkanova has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

	(vii)	no capital expenditures in excess of $50,000 individually or $150,000 in total have been authorized or made;

Arkanova - Income Tax Matters

(t)

Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by Arkanova. Arkanova is not aware of any contingent tax liabilities;

Arkanova - Applicable Laws and Legal Matters

(u)

Licenses. Arkanova holds all licenses and permits as may be requisite for carrying on the Arkanova Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material Adverse Effect on the Arkanova Business;

(v)

Applicable Laws. Arkanova has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a Material Adverse Effect on the Arkanova Business. Arkanova is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the Arkanova Business;

(w)

Pending or Threatened Litigation. There is no litigation or administrative or governmental proceeding pending or threatened against or relating to Arkanova, the Arkanova Business, or any of the Arkanova Assets, nor does Arkanova have any knowledge of any deliberate act or omission of Arkanova that would form any basis for any such action or proceeding;

(x)

No Bankruptcy. Arkanova has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Arkanova and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of Arkanova;

(y)

Labor Matters. Arkanova is not party to any collective agreement relating to the Arkanova Business with any labor union or other association of employees and no part of the Arkanova Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of the Arkanova, has made any attempt in that regard;

(z)

Finder's Fees. Arkanova is not party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(aa)

Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Arkanova;

(bb)	No Violation or Breach. The execution and performance of this Agreement will not

	(i)	violate the charter documents of Arkanova or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which Arkanova is a party,

	(ii)	give any person any right to terminate or cancel any agreement including, without limitation, Arkanova Material Contracts, or any right or rights enjoyed by Arkanova,

	(iii)	result in any alteration of Arkanova's obligations under any agreement to which Arkanova is a party including, without limitation, the Arkanova Material Contracts,

	(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Arkanova Assets,

	(v)	result in the imposition of any tax liability to Arkanova relating to Arkanova Assets or the Arkanova Shares, or

	(vi)	violate any court order or decree to which Arkanova is subject;

Arkanova Assets - Ownership and Condition

(cc)

Business Assets. The Arkanova Assets comprise all of the property and assets of the Arkanova Business, and no other person, firm or corporation owns any assets used by Arkanova in operating the Arkanova Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in Schedule “L” attached hereto;

(dd)

Title. Arkanova is the legal and beneficial owner of the Arkanova Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in Schedule “L” attached hereto;

(ee)	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the Arkanova Assets;

(ff)	Arkanova Material Contracts. The Arkanova Material Contracts listed in Schedule “L” attached hereto constitute all of the material contracts of Arkanova;

(gg)

No Default. There has not been any default in any material obligation of Arkanova or any other party to be performed under any of Arkanova Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in Schedule “L” attached hereto), and Arkanova is not aware of any default in the obligations of any other party to any of the Arkanova Material Contracts;

(hh)

No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of Arkanova. Arkanova is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

Arkanova Assets - Arkanova Goodwill and Other Assets

(ii)

Arkanova Goodwill. Arkanova carries on the Arkanova Business only under the name "Arkanova Energy, Inc.” and variations thereof and under no other business or trade names. Arkanova does not have any knowledge of any infringement by Arkanova of any patent, trademark, copyright or trade secret;

The Business of Arkanova

(jj)

Maintenance of Business. Since the date of the Arkanova Financial Statements, the Arkanova Business has been carried on in the ordinary course and Arkanova has not entered into any material agreement or commitment except in the ordinary course;

(kk)	Subsidiaries. Arkanova does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm; and

Placement Memorandum

(ll)	The Placement Memorandum shall contain true plain disclosure of all material facts concerning Arkanova, the Arkanova Business and the terms and conditions of this Agreement.

Non-Merger and Survival

5.2             The representations and warranties of Arkanova contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Alton, the representations and warranties of Arkanova shall survive the Closing for a period of two (2) years.

Indemnity

5.3             Arkanova agrees to indemnify and save harmless Alton from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of the Arkanova Shareholders to defend any such claim), resulting from the breach by any of them of any representation or warranty of such party made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Arkanova to Alton hereunder.

ARTICLE 6
COVENANTS OF ARKANOVA

Covenants

6.1             Arkanova and covenants and agrees with Alton that it will:

(a)

Conduct of Business. Until the Closing, conduct the Arkanova Business diligently and in the ordinary course consistent with the manner in which the Arkanova Business generally has been operated up to the date of execution of this Agreement;

(b)

Preservation of Business. Until the Closing, use their best efforts to preserve the Arkanova Business and the Arkanova Assets and, without limitation, preserve for Alton Arkanova’s relationships with its suppliers, customers and others having business relations with them;

(c)

Access. Until the Closing, give Alton and its representatives full access to all of the properties, books, contracts, commitments and records of Arkanova relating to Arkanova, the Arkanova Business and the Arkanova Assets, and furnish to Alton and its representatives all such information as they may reasonably request;

(d)

Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the Arkanova Assets, including the Arkanova Material Contracts, notwithstanding the change in control of Arkanova arising from the Merger;

(e)	Placement Memorandum. Cooperate with Alton and its legal representatives in the preparation of the Placement Memorandum.

(f)

Audited Arkanova Financial Statements. Use its commercially reasonable best efforts to cause the Audited Arkanova Financial Statements be prepared and delivered to Alton on or before November 30, 2006; and

(g)

No Material Adverse Change. The Audited Arkanova Financial Statements shall not contain any material adverse change from the Arkanova Financial Statements, other than changes in the ordinary course of business.

Authorization

6.2             Arkanova hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting Arkanova to release any and all information in their possession respecting Arkanova to Alton. Arkanova shall promptly execute and deliver to Alton any and all consents to the release of information and specific authorizations which Alton reasonably require to gain access to any and all such information.

Survival

6.3             The covenants set forth in this Article shall survive the Closing for the benefit of Alton.

ARTICLE 7
CONDITIONS PRECEDENT

Conditions Precedent in favor of Alton

7.1             Alton’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to Alton hereunder will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by Arkanova at or prior to the Closing will have been complied with or performed;

(c)

title to the Arkanova Shares held by the Arkanova Shareholders and to the Arkanova Assets will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed herein;

(d)	the Certificate of Merger shall be executed by Arkanova in form acceptable for filing with the Delaware Secretary of State;

(e)	subject to Article 8 hereof, there will not have occurred

(i)

any material adverse change in the financial position or condition of Arkanova, its liabilities or the Arkanova Assets or any damage, loss or other change in circumstances materially and adversely affecting Arkanova, the Arkanova Business or the Arkanova Assets or Arkanova's right to carry on the Arkanova Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)

any damage, destruction, loss or other event, including changes to any laws or statutes applicable to Arkanova or the Arkanova Business (whether or not covered by insurance) materially and adversely affecting Arkanova, the Arkanova Business or the Arkanova Assets;

(f)	Arkanova will have caused the Audited Arkanova Financial Statements to be prepared and delivered to Alton, which shall conform in all material respects to the Arkanova Financial Statements;

(g)	Arkanova will have delivered, or arranged to have delivered, the certificates representing the Arkanova Shares at the Closing;

(h)

Arkanova will have delivered, or arranged to have delivered, from each of the Arkanova Shareholders, either: (i) a Regulation D investment letter (if such Arkanova Shareholder is resident in the United States), a copy of which is attached as Schedule “P”; or (ii) a Regulation S investment letter (if such Arkanova Shareholder is resident outside the United States), a copy of which is attached as Schedule “Q”; and

(i)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any.

Waiver by Alton

7.2             The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Alton and any such condition may be waived in whole or in part by Alton at or prior to the Closing by delivering to Arkanova a written waiver to that effect signed by Alton. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, Alton shall be released from all obligations under this Agreement.

Conditions Precedent in Favor of Arkanova

7.3             The obligations of Arkanova to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to Arkanova hereunder will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by Alton at or prior to the Closing will have been complied with or performed;

(c)

Alton will have delivered the certificates representing the Acquisition Shares to be issued pursuant to the terms of the Merger to Arkanova at the Closing and the Acquisition Shares will be registered on the books of Alton in the names of the Arkanova Shareholders at the Effective Time;

(d)	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(e)	the Federal Income Tax Returns shall have been filed with the United States Internal; Revenue Service and no monies shall be due and owing under those returns;

(f)	the Return to Treasury Agreement, attached hereto as Schedule “O”, shall have been duly executed by Brian Doutaz;

(g)	this Agreement and the Merger shall have been approved by a vote of the majority of the stockholders of Arkanova;

(h)	the Certificate of Merger shall be executed by the Acquirer in form acceptable for filing with the Delaware Secretary of State;

(i)	subject to Article 8 hereof, there will not have occurred

(i)

any material adverse change in the financial position or condition of Alton, its liabilities or the Alton Assets or any damage, loss or other change in circumstances materially and adversely affecting Alton, the Alton Business or the Alton Assets or Alton’s right to carry on the Alton Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)

any damage, destruction, loss or other event, including changes to any laws or statutes applicable to Alton or the Alton Business (whether or not covered by insurance) materially and adversely affecting Alton, the Alton Business or the Alton Assets;

(j)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

(k)

Alton will have received executed subscriptions for the Placement, in a minimum aggregate amount of $5,000,000, together with the purchase price therefore, and none of which will have been withdrawn on the Closing Date;

(l)	Alton will have filed with the Securities and Exchange Commission a report on Form 14f1 disclosing the proposed change in control of Alton; and

(m)

The Board of Directors of Alton will have authorized (i) an increase of the authorized common stock of Alton from 500,000,000 shares of common stock, par value $0.001 to 1,000,000,000 shares of common stock, par value $0.001 and a corresponding split of the Alton Common Shares on the basis of two (2) new shares for each one (1) old share (the “Stock Split”), and (ii) the change of its name to “Arkanova Energy Corporation”, or such similar name as may be acceptable to Arkanova (the “Name Change”), which Stock Split and Name Change shall be effected as soon as practicable and in any event prior to the Closing Date.

Waiver by Arkanova

7.4             The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Arkanova and any such condition may be waived in whole or in part by Arkanova at or prior to the Closing by delivering to Alton a written waiver to that effect signed by Arkanova. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, Arkanova shall be released from all obligations under this Agreement.

Nature of Conditions Precedent

7.5             The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions of precedent in favor of the other party or parties set forth in this Article.

Termination

7.6             Notwithstanding any provision herein to the contrary, if the Closing does not occur on or before November 30, 2006, this Agreement will be at an end and will have no further force or effect, unless otherwise agreed upon by the parties in writing.

Confidentiality

7.7             Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from Arkanova and Alton and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that Alton will be required to file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Merger contemplated hereby together with such other documents as are required to maintain the currency of Alton’s filings with the Securities and Exchange Commission.

ARTICLE 8
RISK

Material Change in the Business of Arkanova

8.1             If any material loss or damage to the Arkanova Business occurs prior to Closing and such loss or damage, in Alton's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Alton shall, within two (2) days following any such loss or damage, by notice in writing to Arkanova, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)

elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Alton's obligations to carry out the transactions contemplated hereby, be vested in Arkanova or otherwise adequately secured to the satisfaction of Alton on or before the Closing Date.

Material Change in the Alton Business

8.2             If any material loss or damage to the Alton Business occurs prior to Closing and such loss or damage, in Arkanova's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Arkanova shall, within two (2) days following any such loss or damage, by notice in writing to Alton, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)

elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Arkanova's obligations to carry out the transactions contemplated hereby, be vested in Alton or otherwise adequately secured to the satisfaction of Arkanova on or before the Closing Date.

ARTICLE 9
CLOSING

Closing

9.1             The Merger and the other transactions contemplated by this Agreement will be closed at the Place of Closing in accordance with the closing procedure set out in this Article.

Documents to be Delivered by Arkanova

9.2             On or before the Closing, Arkanova will deliver or cause to be delivered to Alton:

(a)	certificates representing the Arkanova Shares as required by section 7.1(g) and the applicable Regulation D or Regulation S certificates required by section 7.1(h);

(b)	the original or certified copies of the charter documents of Arkanova and all corporate records documents and instruments of Arkanova and all books and accounts of Arkanova;

(c)	all reasonable consents or approvals required to be obtained by Arkanova for the purposes of completing the Merger and preserving and maintaining the interests of Arkanova under any and all Arkanova Material Contracts and in relation to Arkanova Assets;

(d)	certified copies of such resolutions of the shareholders and directors of Arkanova as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(e)	an acknowledgement from Arkanova of the satisfaction of the conditions precedent set forth in section 7.3 hereof;

(f)	the Certificate of Merger, duly executed by Arkanova; and

(g)	such other documents as Alton may reasonably require to give effect to the terms and intention of this Agreement.

Documents to be Delivered by Alton

9.3             On or before the Closing, Alton shall deliver or cause to be delivered to Arkanova:

(a)	certificates representing the Acquisition Shares duly registered in the names of the Arkanova Shareholders;

(b)	subscriptions for the minimum amount of the Placement, together with proof of receipt of the purchase price therefore;

(c)	copies of the Federal Income Tax Returns as filed with the United States Internal Revenue Service;

(d)

certified copies of such resolutions of the directors of Alton as are required to be passed to authorize the execution, delivery and implementation of this Agreement, the Stock Split and the Placement;

(e)

a certified copy of a resolution of the Board of Directors of Alton dated as of the Closing Date removing the officers of Alton and appointing the nominees of Arkanova as officers of Arkanova in their place;

(f)	a certified copy of a resolution of the Board of Directors of Alton appointing a nominee of Arkanova to the board of directors of Alton;

(g)	the resignations of Brian Doutaz and James M. Hutchison as directors of Alton;

(h)	an acknowledgement from Alton of the satisfaction of the conditions precedent set forth in section 7.1 hereof;

(i)	the Certificate of Merger, duly executed by the Acquirer;

(j)

the Return to Treasury Agreement, duly executed by Brian Doutaz, together with a certificate or certificates representing the Alton Shares to be returned to treasury, endorsed for transfer and medallion guaranteed;

(k)	such other documents as Arkanova may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 10
REGISTRATION RIGHTS

                  Alton covenants and agrees to and in favor of Arkanova that it will honor the contractual obligations of Arkanova with respect to registering Arkanova Shares previously issued by Arkanova with the United States Securities and Exchange Commission, and to this end shall deliver, to each Arkanova Shareholder to whom Arkanova has previously provided registration rights, a duly executed Registration Rights Agreement in the form attached hereto as Schedule “O”.

ARTICLE 11
POST-CLOSING MATTERS

                  Forthwith after the Closing, Alton and Arkanova shall:

(a)	file the Certificate of Merger with Secretary of State of the State of Delaware;

(b)	issue a news release reporting the Closing; and

(c)	file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement and such other information as is required, all within 4 business days of the Closing.

ARTICLE 12
GENERAL PROVISIONS

Notice

12.1             Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid single certified or registered mail. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally shall be deemed to have been received on the actual date of delivery. Notices may not be delivered by telecopier.

Addresses for Service

12.2             The address for service of notice of each of the parties hereto is as follows:

                    Alton or the Acquirer:

Alton Ventures, Inc.
12880 Railway Avenue
Unit 35
Richmond, British Columbia V7E 6G4
Attn: President

With a copy to:

Clark Wilson LLP
800 – 885 West Georgia Street
Vancouver, B.C. V6C 3H1
Attention: Virgil Hlus

                    Arkanova:

Arkanova Energy, Inc.
Suite 1650
200 Burrard Street
Vancouver, B.C. V6C 3L6
Attention: President

Change of Address

12.3             Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances

12.4             Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence

12.5             Time is expressly declared to be the essence of this Agreement.

Entire Agreement

12.6             The provisions contained herein constitute the entire agreement among Arkanova, the Acquirer and Alton respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among Arkanova, the Acquirer and Alton with respect to the subject matter hereof.

Enurement

12.7             This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

12.8             This Agreement is not assignable without the prior written consent of the parties hereto.

Counterparts

12.9             This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

Applicable Law

12.10           This Agreement is subject to the laws of the Province of British Columbia and the federal law of Canada applicable therein. The Parties hereto irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of British Columbia for the resolution of all disputes in relation of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

ALTON VENTURES, INC.

By: /s/ Brian Doutaz
Brian Doutaz, President
//signed//
Witness

Name

Address

ARKANOVA ACQUISITION CORP.

By: /s/ Brian Doutaz
Brian Doutaz, President
//signed//
Witness

Name

Address

ARKANOVA ENERGY, INC.

By: /s/ John Legg
John Legg, Chief Financial Officer

//signed//
Witness

Name

Address

Schedule “A”

Alton Accounts Payable and Liabilities

This is Schedule “A” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “B”

Alton Accounts Receivable

This is Schedule “B” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “C”

Alton Bank Accounts

This is Schedule “C” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “D”

Alton Debts to Related Parties

This is Schedule “D” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “E”

Alton Financial Statements

This is Schedule “E” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “F”

Alton Material Contracts

This is Schedule “F” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “G”

Arkanova Accounts Payable and Liabilities

This is Schedule “G” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “H”

Arkanova Accounts Receivable

This is Schedule “H” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “I”

Arkanova Bank Accounts

This is Schedule “I” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “J”

Arkanova Debts to Related Parties

This is Schedule “J” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “K”

Arkanova Financial Statements

This is Schedule “K” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “L”

Arkanova Material Contracts

This is Schedule “L” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “M”

Subscription Agreement

This is Schedule “M” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “N”

Return to Treasury Agreement

This is Schedule “N” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “O”

Registration Rights Agreement

This is Schedule “O” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “P”

Certificate of Arkanova Shareholders Resident in the U.S.

This is Schedule “P” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.

Schedule “Q”

Certificate of Arkanova Shareholders Resident Outside the U.S.

This is Schedule “Q” to the Agreement and Plan of Merger made as of the 20th day of October, 2006 among Alton Ventures, Inc., Arkanova Acquisition Corp. and Arkanova Energy, Inc.